Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 16, 2013, in the Registration Statement (Form S-1) filed with the Securities and Exchange Commission on October 4, 2013 and related Prospectus of GlycoMimetics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

October 4, 2013